Exhibit 99.B(h)(2)(g)

SCHEDULE D
TO THE ADMINISTRATION AND FUND ACCOUNTING AGREEMENT
 BETWEEN VCM, THE VICTORY PORTFOLIOS AND
THE VICTORY VARIABLE INSURANCE FUNDS

TRUSTS AND FUNDS

The Victory Portfolios

1.	Balanced Fund, Classes A, C, I and R Shares
2.	Diversified Stock Fund, Classes A, C, I, R, R6 and Y Shares
3.	Dividend Growth Fund, Classes A, C, I, R and Y Shares
4.	Emerging Markets Small Cap Fund, Classes A, C, I and Y Shares
5.	Established Value Fund, Classes A, I, R, R6 and Y Shares
6.	Fund for Income, Classes A, C, I, R and Y Shares
7.	Global Equity Fund, Classes A, C and I Shares
8.	Integrity Mid-Cap Value Fund, Classes A, and Y Shares
9.	Integrity Micro-Cap Equity Fund, Classes A, C, R, and Y Shares
10.	Integrity Micro-Cap Equity Fund, Classes A, C, R, and Y Shares
11.	Integrity Small/Mid-Cap Value Fund, Classes A, and Y Shares
12.	International Fund, Classes A, C, I, R6 and Y Shares
13.	International Select Fund, Classes A, C, I and Y Shares
14.	Investment Grade Convertible Fund, Classes A and I Shares
15.	Large Cap Growth Fund, Classes A, C, I, R and Y Shares
16.	Munder Emerging Markets Small-Cap Fund, Classes A and Y Shares
17.	Munder Growth Opportunities Fund, Classes A, C, R and Y Shares
18.	Munder Index 500 Fund, Classes A, R and Y Shares
19.	Munder International Fund-Core Equity, Classes A, C, I and Y Shares
20.	Munder International Small-Cap Fund, Classes A, C, I, R6 and Y Shares
21.	Munder Mid-Cap Core Growth Fund, Classes A, C, R, R6, and Y Shares
22.	Munder Small Cap Growth Fund, Classes A, I, and Y Shares
23.	Munder Total Return Bond Fund, Classes A, C, and Y Shares
24.	National Municipal Bond Fund, Classes A and Y Shares
25.	Ohio Municipal Bond Fund, Class A Shares
26.	Select Fund, Classes A and I Shares
27.	Small Company Opportunity Fund, Classes A, I, R and Y Shares
28.	Special Value Fund, Classes A, C, I, R and Y Shares

The Victory Variable Insurance Funds

1.              Diversified Stock Fund

As of February 15, 2015